HELIX BIOMEDIX ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS
Bothell, Washington – April 6, 2005 — Helix BioMedix, Inc. (HXBM.OB), a developer of bioactive peptides, today announced several changes to its Board of Directors. George A. Murray will be retiring from the Board and will not stand for reelection at the Company’s annual meeting of stockholders scheduled to be held on May 18, 2006. In addition, effective March 31, 2006 Weston Anson has been appointed to the company’s Board of Directors as a Class III Director and David O’Connor has been appointed as a Class II Director.
Mr. Anson, age 63, is the Chairman of CONSOR®, an intellectual asset consulting firm specializing in trademark, patent and copyright licensing, valuations and expert testimony. He served for six years as Vice President of the Licensing Industry Merchandisers’ Association and is a lifetime member of the Board of Advisors. He is also the immediate past Co-Chair of the ABA Trademark, Licensing Sub-committee and is the newly appointed Co-Chair of the Asset Sales Committee for the American Bankruptcy Institute. An active member of the Licensing Executives Society (LES), he is past Chairman of the Valuation Committee, the Internet Licensing E-Commerce Committee and the Trademark Licensing Committee. He is currently on the International Board of LES. Mr. Anson received his B.S. from Northwestern University and holds an M.B.A. (honors) from Harvard University.
Mr. O’Connor, age 70, is a consultant with Westfield Consultants Group, an independent business consulting firm. Prior to joining Westfield in 1998, he was the President and a member of the Board of Directors of Merle Norman Cosmetics International. Prior to 1992 he held executive positions with InterCare Medical Group & Emergency Department Physicians Medical Group, Visage Beauté Cosmetics and Merle Norman Cosmetics, Inc. In addition, Mr. O’Connor served as the Chairman of the Board of Directors of the Robert F. Kennedy Medical Center and was President and a member of the Board of Directors of the Beauty Industry West Trade Association. Mr. O’Connor holds a B.S. from the University of Oregon and an M.H.A. from the University of Southern California.
R. Stephen Beatty, President and Chief Executive Officer of Helix BioMedix, commented, “On behalf of the Board of Directors and the employees of Helix BioMedix, I would like to thank George Murray for his valuable counsel and contributions to the company over the last four years. We wish George all the best in his future endeavors.”
“We are also pleased to announce that Weston Anson and David O’Connor have agreed to join the Helix BioMedix Board,” added Mr. Beatty. “Weston’s consumer goods marketing background and his expertise developing effective licensing strategies are expected to make him a valuable addition to the Board. We also look forward to benefiting from David’s beauty industry knowledge and contacts. We are fortunate to be able to attract such accomplished executives and look forward to their contributions as we move ahead with the development and commercialization of our proprietary peptides.”
With the two additions to the Board and after the retirement of Mr. Murray in May, the number of directors will increase from eight to nine.
About Helix BioMedix
Helix BioMedix, Inc. is a biopharmaceutical company that has a portfolio of issued patents that covers six distinct classes of peptides, including over 100,000 unique peptide sequences. The company’s mission is to become the industry leader in developing and commercializing small proteins known as bioactive peptides. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The company is currently focused on the development of selected peptides as topical anti-infectives and in wound healing applications. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals, personal care, plant health, animal health and wide-spectrum biocides. More information about the company and its proprietary peptides can be found on the company’s website at www.helixbiomedix.com.

Important Notice
This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding activities, events or developments that the company expects, believes or anticipates may occur in the future, including statements related to our potential growth, product development and commercialization and revenue. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the company’s ability to successfully raise additional capital, enter into revenue generating license agreements, continue its research and development efforts, including pre-clinical and clinical studies, and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. Readers are cautioned that such forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contact:
Helix BioMedix, Inc.	Investor Relations:
David H. Kirske, 425-402-8400 dkirske@helixbiomedix.com or:	Cameron Associates Alison Ziegler, 212-554-5469 alison@cameronassoc.com
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